Exhibit 99.1

RPM Reports Record Fiscal 2027 First-Quarter Results

•	Record first-quarter sales of $2.22 billion increased 4.8% compared to the prior year

•	Net income of $256.4 million and diluted EPS of $2.01

•	Record adjusted diluted EPS of $1.98 increased 5.3% and record adjusted EBITDA of $405.5 million increased 4.5% compared to the prior year

•	Fiscal 2027 second-quarter outlook projects sales and adjusted EBITDA to increase in the low- to mid-single-digit range

•	Fiscal 2027 full-year outlook projects sales and adjusted EBITDA to increase in the mid-single-digit range

MEDINA, OH – October 6, 2026 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2027 first quarter ended August 31, 2026.

Frank C. Sullivan, RPM Chairman and CEO, said, “The resilience of our associates and business model was on full display in the first quarter as we generated another quarter of record sales and adjusted EBITDA. Solid organic growth in our Performance Coatings Group and Consumer Group, and a focus on manufacturing, procurement and SG&A efficiencies overcame multiple challenges, including raw material inflation and a temporary slowdown in our Construction Products Group. This record profitability, combined with improved working capital efficiency, also allowed us to generate another quarter of strong operating cash flow, which we are using to invest in growth opportunities and reward shareholders with dividends and share repurchases.”

First-Quarter 2027 Consolidated Results

Organization and Reporting Update

Effective June 1, 2026, the company modified its organizational structure to manage and report certain businesses in Latin America in PCG. The businesses generate approximately $143 million in annual revenue and were previously part of CPG and Consumer Group. Starting with the first fiscal quarter of 2027, results reflect the updated structure for both current and prior periods presented. These changes have no impact on consolidated results. Recast quarterly results for fiscal year 2026 reflecting this change have been provided in a Form 8-K filed with the SEC.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

Consolidated

	Three Months Ended
$ in 000s except per share data	August 31,	August 31,
	2026	2025	$ Change	% Change
Net Sales	$2,215,593	$2,113,743	$101,850	4.8%
Net Income Attributable to RPM Stockholders	256,357	227,605	28,752	12.6%
Diluted EPS	2.01	1.77	0.24	13.6%
Income Before Income Taxes (IBT)	337,053	298,047	39,006	13.1%
Adjusted EBITDA (1)	405,457	388,048	17,409	4.5%
Adjusted Diluted EPS(1)	1.98	1.88	0.10	5.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Record first-quarter sales were driven by solid organic growth in the PCG and Consumer segments, including pricing to offset inflation. Acquisitions also contributed to the growth.

Geographically, all emerging market regions generated revenue increases above 20%, fueled by strong demand for engineered solutions used in high-performance buildings and infrastructure projects and the continued expansion of RPM’s Platform model, which leverages shared regional resources to accelerate growth and improve efficiency. North American growth was driven by PCG and Consumer improvement. Growth in Europe was driven by acquisitions.

Sales included 3.1% organic growth, 1.6% growth from acquisitions net of divestitures, and a 0.1% tailwind from foreign currency translation.

Adjusted EBITDA increased to a record, driven by higher sales and MAP operational improvement initiatives, including SG&A optimization. Healthcare expenses were lower compared to the prior year, driven by procurement efforts to lower prescription drug costs. These gains more than offset higher raw material inflation, warranty expenses from a small European business that is under review for closure, and bad debt expense from a customer bankruptcy.

Record adjusted diluted EPS was primarily driven by improved adjusted EBITDA.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

First-Quarter 2027 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2026	2025	$ Change	% Change
Net Sales	$859,209	$851,997	$7,212	0.8%
Income Before Income Taxes	149,110	159,184	(10,074)	(6.3%)
Adjusted EBITDA(1)	166,193	183,944	(17,751)	(9.7%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Lower than expected CPG sales growth was driven by delayed sales resulting from a slowdown in the healthcare and education markets, as well as supplier raw material availability issues affecting certain products. The Kalzip acquisition and pricing actions in response to inflation offset these headwinds.

Sales included a 1.7% organic decline and 2.5% growth from acquisitions net of divestitures.

Adjusted EBITDA declined due to lower fixed-cost absorption from reduced volumes, raw material inflation driven by supply shortages, a $4.4 million increase in bad debt expense related to a customer bankruptcy, and a $6.3 million warranty charge at a small European business under review for closure. SG&A optimization initiatives partially offset these headwinds.

Performance Coatings Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2026	2025	$ Change	% Change
Net Sales	$629,650	$571,593	$58,057	10.2%
Income Before Income Taxes	107,302	86,795	20,507	23.6%
Adjusted EBITDA(1)	121,073	102,416	18,657	18.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record PCG sales were driven by broad-based growth, with particular strength in engineered solutions for high-performance buildings, energy and infrastructure projects including in emerging markets, and food coatings and ingredients. Pricing to offset inflation also contributed to sales growth.

Sales included 7.9% organic growth, a 1.8% increase from acquisitions, and a 0.5% benefit from foreign currency translation.

Record adjusted EBITDA was driven by improved sales, higher volumes resulting in improved fixed-cost leverage, and SG&A-focused optimization actions, partially offset by higher raw material inflation.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

Consumer Group

	Three Months Ended
$ in 000s	August 31,	August 31,
	2026	2025	$ Change	% Change
Net Sales	$726,734	$690,153	$36,581	5.3%
Income Before Income Taxes	132,279	108,837	23,442	21.5%
Adjusted EBITDA(1)	146,576	138,968	7,608	5.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record sales were driven by solid growth across all businesses and were aided by shelf space wins, new product introductions and pricing to offset inflation, which was higher in the quarter.

Sales included 5.2% organic growth, 0.3% growth from acquisitions, and a 0.2% headwind from foreign currency translation.

The increase in adjusted EBITDA was driven by sales growth and higher volumes resulting in improved fixed-cost utilization, and was further aided by MAP operational improvements, including SG&A-focused optimization actions.

Income before taxes included a $10.8 million gain on the sale of a facility that was closed as part of RPM’s MAP 2025 program. This gain has been excluded from adjusted EBITDA.

Cash Flow and Financial Position

During the first three months of fiscal 2027:

•	Cash provided by operating activities was $263.9 million, compared to $237.5 million in the prior-year period, with the increase driven by improved working capital efficiency.

•	Capital expenditures were $58.5 million compared to $62.5 million in the prior-year period.

•	The company returned $90.5 million to stockholders through cash dividends and share repurchases, an increase of 10.2% compared to the prior year.

As of August 31, 2026:

•	Total debt was $2.41 billion compared to $2.67 billion a year ago, with the decrease driven by strong operating cash flow being used to reduce debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.21 billion, compared to $933.4 million a year ago.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

Investor Day Webcast Information

The company will host an investor day on November 9, 2026, at its Stonhard facility in New Jersey. Scheduled speakers include Frank Sullivan, RPM Chairman and CEO; David Dennsteadt, RPM President and COO; Russell Gordon, RPM Vice President and CFO; and Gregory Michael, Performance Coatings Group President. The presentation will be provided prior to the event, and a public webcast will be available at https://www.rpminc.com/investors/presentations-webcasts/. The webcast is expected to start at approximately 12:00 p.m. ET. A replay of the event will be available.

Volteco Acquisition

As previously announced, the company acquired Volteco, an Italy-based leading supplier of below-grade waterproofing solutions, for its Construction Products Group. Volteco had calendar year 2025 sales of €28 million.

Business Outlook

Sullivan continued, “Segment trends in the second quarter are expected to be similar to those in the first with the PCG segment leading growth as it benefits from its success with expanding the Platform emerging-market operating model and good end-market demand. Continued stabilization in the Consumer Group is also anticipated, while CPG demand remains soft. MAP benefits and selling price increases will help to offset gross margin pressure from higher inflation and start-up costs at new facilities. In the second half of the year, we expect to benefit from the continued implementation of MAP operational improvements and pricing increases to offset persistent inflation and more challenging comparisons. We also anticipate that CPG will return to positive organic growth by the end of the year.”

The company’s outlook for the fiscal 2027 second quarter is for:

•	Consolidated sales to increase in the low- to mid-single-digit range compared to prior-year results.

•	CPG sales to increase in the low-single-digit range compared to prior-year results.

•	PCG sales to increase in the mid- to high-single-digit range compared to prior-year results.

•	Consumer Group sales to increase in the low- to mid-single-digit range compared to prior-year results.

•	Consolidated adjusted EBITDA to increase in the low- to mid-single-digit range compared to prior-year results.

The company’s outlook for fiscal 2027 is for:

•	Consolidated sales to increase in the mid-single-digit range compared to prior-year record results. The previous outlook was for 3% to 7% growth.

•	Consolidated adjusted EBITDA to increase in the mid-single-digit range compared to prior-year record results. The previous outlook was for 5% to 10% growth.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from October 6, 2026, until October 13, 2026. The replay can be accessed by dialing 1-855-669-9658 or 1-412-317-0088 for international callers. The access code is 8131253. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Stonhard, Carboline, FinishWorks, Tremco, Euclid Chemical, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT, adjusted EBITDA and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Additionally, Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of Adjusted EBITDA, which is a non-GAAP financial measure defined as earnings (loss) before interest, taxes, depreciation and amortization adjusted for

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to adjusted EBITDA, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. Additionally, Adjusted EBITDA is an operating measure that provides investors with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. For these reasons, we believe Adjusted EBITDA is also useful to investors as a metric in their investment decisions. The reader is cautioned that the Company’s Adjusted EBITDA should not be compared to other entities unknowingly. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP. EBIT, adjusted EBIT and adjusted EBITDA may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT, adjusted EBIT and adjusted EBITDA to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter and full-year fiscal 2027 adjusted EBITDA guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release includes forward-looking statements relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the Middle East conflict and the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including AI, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2026, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2026	2025
Net Sales	$2,215,593	$2,113,743
Cost of Sales	1,301,631	1,220,527

Gross Profit	913,962	893,216
Selling, General & Administrative Expenses	559,768	573,534
Restructuring Expense	5,157	8,814
Interest Expense	25,535	29,326
Investment (Income), Net	(7,518)	(13,404)
Other (Income), Net	(6,033)	(3,101)

Income Before Income Taxes	337,053	298,047
Provision for Income Taxes	80,427	70,207

Net Income	256,626	227,840
Less: Net Income Attributable to Noncontrolling Interests	269	235

Net Income Attributable to RPM International Inc. Stockholders	$256,357	$227,605

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$2.02	$1.78

Diluted	$2.01	$1.77

Average shares of common stock outstanding - basic	126,744	127,283

Average shares of common stock outstanding - diluted	127,240	127,950

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2026	2025
Net Sales:
CPG Segment	$859,209	$851,997
PCG Segment	629,650	571,593
Consumer Segment	726,734	690,153

Total	$2,215,593	$2,113,743

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$149,110	$159,184
Interest (Expense), Net (b)	(896)	(1,623)

EBIT (c)	150,006	160,807
MAP initiatives (d)	1,292	5,180
(Gain) on acquisition earn-out fair value adjustments (f)	(4,700)	—

Adjusted EBIT	146,598	165,987
Depreciation (h)	16,928	15,431
Amortization (i)	2,667	2,526

Adjusted EBITDA (j)	$166,193	$183,944

PCG Segment
Income Before Income Taxes (a)	$107,302	$86,795
Interest Income, Net (b)	1,716	1,730

EBIT (c)	105,586	85,065
MAP initiatives (d)	2,503	4,937
Inventory step-up costs (e)	57	—
(Gain) on acquisition earn-out fair value adjustments (f)	(245)	—

Adjusted EBIT	107,901	90,002
Depreciation (h)	9,883	9,382
Amortization (i)	3,289	3,032

Adjusted EBITDA (j)	$121,073	$102,416

Consumer Segment
Income Before Income Taxes (a)	$132,279	$108,837
Interest (Expense), Net (b)	(118)	(272)

EBIT (c)	132,397	109,109
MAP initiatives (d)	(4,930)	3,752
Inventory step-up costs (e)	—	7,117

Adjusted EBIT	127,467	119,978
Depreciation (h)	13,110	13,203
Amortization (i)	5,999	5,787

Adjusted EBITDA (j)	$146,576	$138,968

Corporate/Other
(Loss) Before Income Taxes (a)	$(51,638)	$(56,769)
Interest (Expense), Net (b)	(18,719)	(15,757)

EBIT (c)	(32,919)	(41,012)
MAP initiatives (d)	2,573	2,837
Deferred compensation (g)	1,120	—

Adjusted EBIT	(29,226)	(38,175)
Depreciation (h)	803	772
Amortization (i)	38	123

Adjusted EBITDA (j)	$(28,385)	$(37,280)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$337,053	$298,047
Interest (Expense)	(25,535)	(29,326)
Investment Income, Net	7,518	13,404

EBIT (c)	355,070	313,969
MAP initiatives (d)	1,438	16,706
Inventory step-up costs (e)	57	7,117
(Gain) on acquisition earn-out fair value adjustments (f)	(4,945)	—
Deferred compensation (g)	1,120	—

Adjusted EBIT	352,740	337,792
Depreciation (h)	40,724	38,788
Amortization (i)	11,993	11,468

Adjusted EBITDA (j)	$405,457	$388,048

(a)

The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT, Adjusted EBIT and Adjusted EBITDA.

(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) and our 2026 restructuring action, together MAP Initiatives, as follows:

- MAP 2025 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to MAP 2025 totaled $0.7 million and $8.8 million for the three months ended August 31, 2026 and August 31, 2025 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

- 2026 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures associated with the SG&A-focused optimization actions and other early stage MAP 3.0 actions recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to the 2026 restructuring action totaled $4.5 million for the quarter ended August 31, 2026. Other related expenses consist of higher executive departure costs, including accelerated stock compensation expense, that do not qualify as restructuring expense and are recorded within “SG&A” as well as accelerated depreciation recorded within “Cost of Sales” or “SG&A” depending on the nature of the expense. Other related expenses also includes inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”.All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

- (Gain) on sale of closed facilities, net: Net gain recognized related to the sale of certain properties within the PCG and Consumer Segments which were closed as part of the MAP 2025 program.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended
	August 31,	August 31,
	2026	2025
MAP 2025 Restructuring and other related expense, net	$732	$10,599
2026 Restructuring and other related expense, net	5,522	—
ERP consolidation plan	1,809	2,966
Professional fees	4,128	3,141
(Gain) on sale of closed facilities, net	(10,753)	—

MAP initiatives	$1,438	$16,706

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(f)

Fair value adjustments of the earn-out liabilities associated with two small acquisitions, which were recorded in “SG&A”. Management does not consider these gains to be reflective of the company’s core business operations.

(g)

This adjustment eliminates the compensation expense impact from market valuation changes in deferred compensation liabilities. Although not included in this schedule, the company also adjusts the related net gains (losses) on investments used as economic hedges against the related liabilities. The liabilities are adjusted based on the performance of hypothetical investments selected by participants. Management believes it is useful to offset the non-operating investment income (loss) of the investments against the related compensation expense and remove the net impact to help the reader’s ability to understand the company’s core operating results and to increase comparability period to period.

(h)

Depreciation expense includes charges to income that result from property, plant and equipment depreciation and the amortization of assets recorded under finance leases recorded within “Cost of Sales” or “SG&A” depending on the nature of the expense. This excludes accelerated depreciation related to MAP initiatives.

(i)	Amortization expense includes intangible asset amortization as well as amortization of deferred cloud computing implementation costs.

(j)

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of Adjusted EBITDA, which is a non-GAAP financial measure defined as earnings (loss) before interest, taxes, depreciation and amortization adjusted for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to adjusted EBITDA, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. Additionally, Adjusted EBITDA is an operating measure that provides investors with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. For these reasons, we believe Adjusted EBITDA is also useful to investors as a metric in their investment decisions. The reader is cautioned that the Company’s Adjusted EBITDA should not be compared to other entities unknowingly. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2026	2025
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$2.01	$1.77
MAP initiatives (d)	0.01	0.10
Inventory step-up costs (e)	—	0.04
(Gain) on acquisition earn-out fair value adjustments (f)	(0.03)	—
Investment returns (g)	(0.01)	(0.03)

Adjusted Earnings per Diluted Share (k)	$1.98	$1.88

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) and our 2026 restructuring action, together MAP Initiatives, as follows:

- MAP 2025 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to MAP 2025 totaled $0.7 million and $8.8 million for the three months ended August 31, 2026 and August 31, 2025 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

- 2026 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures associated with the SG&A-focused optimization actions and other early stage MAP 3.0 actions recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to the 2026 restructuring action totaled $4.5 million for the quarter ended August 31, 2026. Other related expenses consist of higher executive departure costs, including accelerated stock compensation expense, that do not qualify as restructuring expense and are recorded within “SG&A” as well as accelerated depreciation recorded within “Cost of Sales” or “SG&A” depending on the nature of the expense. Other related expenses also includes inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

- (Gain) on sale of closed facilities, net: Net gain recognized related to the sale of certain properties within the PCG and Consumer Segments which were closed as part of the MAP 2025 program.

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(f)

Fair value adjustments of the earn-out liabilities associated with two small acquisitions, which were recorded in “SG&A”. Management does not consider these gains to be reflective of the company’s core business operations.

(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(k)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2026	August 31, 2025	May 31, 2026
Assets
Current Assets
Cash and cash equivalents	$312,842	$297,075	$315,188
Trade accounts receivable	1,556,199	1,515,499	1,700,717
Allowance for doubtful accounts	(38,236)	(42,506)	(39,179)
Net trade accounts receivable	1,517,963	1,472,993	1,661,538
Inventories	1,140,432	1,068,183	1,058,911
Prepaid expenses and other current assets	405,141	365,271	423,198

Total current assets	3,376,378	3,203,522	3,458,835

Property, Plant and Equipment, at Cost	2,952,267	2,805,421	2,919,058
Allowance for depreciation	(1,399,118)	(1,306,637)	(1,362,540)

Property, plant and equipment, net	1,553,149	1,498,784	1,556,518

Other Assets
Goodwill	1,686,520	1,657,612	1,688,164
Other intangible assets, net of amortization	813,600	832,195	824,638
Operating lease right-of-use assets	389,937	394,831	396,936
Deferred income taxes	113,035	147,436	116,474
Other	298,019	210,165	303,040

Total other assets	3,301,111	3,242,239	3,329,252

Total Assets	$8,230,638	$7,944,545	$8,344,605

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$889,731	$762,013	$853,524
Current portion of long-term debt	407,497	7,434	407,834
Accrued compensation and benefits	185,200	189,846	307,299
Accrued losses	49,019	30,749	51,258
Other accrued liabilities	391,253	424,834	441,148

Total current liabilities	1,922,700	1,414,876	2,061,063

Long-Term Liabilities
Long-term debt, less current maturities	1,999,028	2,661,990	2,125,690
Operating lease liabilities	334,729	340,420	341,283
Other long-term liabilities	256,569	243,524	258,641
Deferred income taxes	237,280	227,141	244,823

Total long-term liabilities	2,827,606	3,473,075	2,970,437

Total liabilities	4,750,306	4,887,951	5,031,500

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 127,554; 128,219; 127,643)	1,276	1,282	1,276
Paid-in capital	1,220,252	1,183,272	1,210,651
Treasury stock, at cost	(1,067,754)	(973,372)	(1,036,645)
Accumulated other comprehensive (loss)	(446,690)	(512,832)	(447,200)
Retained earnings	3,771,739	3,356,848	3,583,451

Total RPM International Inc. stockholders’ equity	3,478,823	3,055,198	3,311,533
Noncontrolling interest	1,509	1,396	1,572

Total equity	3,480,332	3,056,594	3,313,105

Total Liabilities and Stockholders’ Equity	$8,230,638	$7,944,545	$8,344,605

RPM Reports Results for Fiscal 2027 1st Quarter

October 6, 2026

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2026	2025
Cash Flows From Operating Activities:
Net income	$256,626	$227,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,075	51,464
Fair value adjustments to contingent earnout obligations	(4,945)	—
Deferred income taxes	(3,817)	1,304
Stock-based compensation expense	9,601	5,475
Net (gain) on marketable securities	(2,032)	(8,673)
Net (gain) of sales of assets	(10,505)	—
Other	244	(324)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	142,204	49,331
(Increase) in inventory	(81,609)	(16,005)
(Increase) in prepaid expenses and other current and long-term assets	(9,868)	(18,051)
Increase in accounts payable	57,344	7,810
(Decrease) in accrued compensation and benefits	(121,260)	(99,296)
(Decrease) in accrued losses	(2,320)	(6,098)
(Decrease) increase in other accrued liabilities	(18,802)	42,733

Cash Provided By Operating Activities	263,936	237,510

Cash Flows From Investing Activities:
Capital expenditures	(58,505)	(62,461)
Acquisition of businesses, net of cash acquired	—	(115,695)
Purchase of marketable securities	(10,243)	(6,283)
Proceeds from sales of marketable securities	1,526	1,525
Proceeds from sales of assets	27,634	—
Other	(238)	523

Cash (Used For) Investing Activities	(39,826)	(182,391)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	148,886	35,000
Reductions of long-term and short-term debt	(276,448)	(14,972)
Cash dividends	(68,069)	(64,521)
Repurchases of common stock	(22,386)	(17,500)
Shares of common stock returned for taxes	(8,987)	(1,921)
Other	(278)	(221)

Cash (Used For) Financing Activities	(227,282)	(64,135)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	826	3,954

Net Change in Cash and Cash Equivalents	(2,346)	(5,062)
Cash and Cash Equivalents at Beginning of Period	315,188	302,137

Cash and Cash Equivalents at End of Period	$312,842	$297,075